Exhibit 99.1

News Release
------------

CONTACT:
Tom B. Dake
Miltope Group Inc.
(334) 284-8665

FOR RELEASE 1:00 PM EDT, AUGUST 14, 2003
----------------------------------------

      MILTOPE GROUP INC. REPORTS SECOND QUARTER OPERATING RESULTS


MONTGOMERY, AL - AUGUST 14, 2003 - Miltope Group Inc., (NASDAQ: MILT) today reported sales and earnings for the thirteen and twenty-six weeks ended June 29, 2003.

For the thirteen weeks ended June 29, 2003, Miltope reported net earnings of $1,016,000, or $0.17 per share, compared to net earnings of $477,000, or $0.08 per share on, in the similar period a year ago. Net sales for the thirteen weeks ended June 29, 2003 were $17,790,000 compared to $11,053,000 in the similar period a year ago. For the twenty-six weeks ended June 29, 2003, Miltope reported net earnings of $1,521,000, or $0.26 per share, compared to net earnings of $1,649,000, or $0.28 per share in the similar period a year ago. Net sales for the twenty-six weeks ended June 29, 2003 were $33,601,000 compared to $20,407,000 in the similar period a year ago. Miltope recognized income tax expense at the estimated effective statutory rate for the thirteen and twenty-six week periods ended June 29, 2003. For the thirteen and twenty-six week periods ended June 30,2002 the company did not record income tax expense due to anticipation of the reversal of its valuation allowance for deferred taxes. This valuation allowance, which had fully reserved the deferred tax assets, was subsequently reversed during the fourth quarter of 2002.

Miltope's President and CEO, Thomas R. Dickinson said, "Miltope continues to follow the growth path begun in 1999. Our growth on the military side has been fueled by increases in deliveries of TSC-750M's, which utilize Intel CentrinoT chip technology, and rugged tactical computers for the CONFIRE and SMART-T programs. These computers have been battle tested and continue to perform exceptionally well in the sands and heat of the Iraqi desert. Additionally, we are beginning to see increased demand for our aviation line of products such as our Wireless Access Service Point, ("WASP") and TV-on-Demand Servers. Our demonstrated successes in controlling costs are also evident in the significant improvement in operating income for the quarter. These factors, as well as others, will help us continue the positive results announced today."

For   additional  information  about  Miltope  and  its  products   and
capabilities, please visit our website at www.miltope.com.


Miltope Group Inc., through its business segments, is engaged in the design, development, manufacture and testing of computers and computer peripheral equipment for military, industrial and commercial applications where reliable operation of the equipment under demanding environmental conditions is of paramount importance. The Company through its ISO 9001 certified facilities delivers a broad range of computers, computer workstations, servers, disk cartridges, printers, mass storage systems and other related products to defense, government and commercial customers.


                   --------------------------------


The matters discussed in this news release that are not historical facts are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Company intends that such forward looking statements be subject to the safe harbors created thereby. The Company warns that caution should be taken in relying upon any forward looking statements contained herein, as they involve a number of risks and uncertainties that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward looking statements. Examples of such risks and uncertainties include, but are not limited to, future demand for the Company's products and services, general economic conditions, actions of competitors, termination of contracts at the convenience of the United States government, customer funding variations in connection with multi-year contracts and follow-on options, and other risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not undertake any obligation to update or revise any forward looking statement made by it or on its behalf, whether as a result of new information, future events or otherwise.




                   --  Statistical Table Follows  --

                          Miltope Group Inc.
                         Financial Highlights

                                      For the Thirteen Weeks Ended

                                     June 29, 2003   June 30, 2002
                                     -----------     -------------

Net Sales                            $17,790,000     $ 11,053,000

Operating Income                       1,710,000          616,000

Net Income                             1,016,000          477,000

Net Income Per Share

   Basic                                    $.17            $0.08

   Fully Diluted                            $.17            $0.08

Weighted Average Number of Shares
Outstanding

   Basic                               5,894,667        5,875,077

   Fully Diluted                       6,130,066        6,027,084


                                    For the Twenty-six Weeks Ended

                                    June 29, 2003    June 30, 2002
                                    -------------    -------------

Net Sales                           $ 33,601,000      $ 20,407,000

Operating Income                       2,631,000         1,892,000

Net Income                             1,521,000         1,649,000

Net Income Per Share

   Basic                                   $0.26             $0.28

   Fully Diluted                           $0.25             $0.28

Weighted Average Number of Shares
Outstanding

   Basic                               5,887,009         5,874,149

   Fully Diluted                       6,119,445         5,989,674
